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                                                               Exhibit (d)(3)(i)

                                   Schedule A
                                       TO
                         INVESTMENT MANAGEMENT AGREEMENT
                              Amended July 7, 2009

                                LISTING OF FUNDS

     Name of Fund

BHR ClariVest International Equity Fund
BHR ClariVest SMID Cap Core Growth Fund
BHR Smith Group Large Cap Core Growth Fund
BHR Mount Lucas US Focused Equity Fund
BHR Dynamic Energy Fund
BHR Dynamic Energy Income Trust Fund
BHR Dynamic Global Growth Fund
BHR Dynamic Growth Navigator Fund
BHR Dynamic Infrastructure Fund
BHR Dynamic Natural Resources Fund
BHR Dynamic Contrarian Advantage Fund
BHR Dynamic Discovery Fund
BHR Dynamic Gold & Precious Metals Fund
BHR Dynamic North American Value Fund
BHR Dynamic U.S. Growth Fund
BHR Dynamic U.S. Value Fund
BHR JOHCM International Select Fund